Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER 2017

Dallas, Texas, October 5, 2017 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.150900 per unit, payable on October 30, 2017, to unit holders of record on October 16, 2017. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for July 2017 and the gas production for June 2017. Preliminary production volumes are approximately 36,341 barrels of oil and 365,524 Mcf of gas. Preliminary prices are approximately $43.95 per barrel of oil and $2.97 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	36,341	365,524	$43.95	$2.97
Prior Month	51,481	445,683	$44.51	$3.96

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of September, approximately $1,933,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Since the close of business in September and prior to this press release, approximately $887,000 in revenue has been received.

The January 1, 2017 Reserve Summary has now been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
Toll Free (855) 588-7839